FOR IMMEDIATE RELEASE
ADVANCED EMISSIONS SOLUTIONS PROVIDES ACCOUNTING UPDATE

•	Hein & Associates LLP Appointed as Independent Registered Public Accounting Firm

•	A. Bradley Gabbard Appointed as CFO

•	Christine Bellino Appointed as VP of Risk, Process and Controls

HIGHLANDS RANCH, Colorado, June 16, 2015 – Advanced Emissions Solutions, Inc. (the “Company” or “ADES”) today announced the following accounting update.

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Hein & Associates LLP (“Hein”) has been engaged as the Company’s independent registered public accounting firm. Hein is a leading accounting firm with offices in Denver, Houston, Dallas and Orange County, CA. and has extensive experience in the energy sector, auditing both private and publicly traded companies with market capitalizations ranging from less than $100 million to more than $3 billion.

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A. Bradley Gabbard has been appointed as Chief Financial Officer (“CFO”) of the Company. He has been, and will continue as, a member of the Company’s Board of Directors since 2012, and for part of 2014, he served as a consultant to the Company in connection with the previously disclosed accounting review. He has previously served as a Director, President and CFO of Lilis Energy, Inc. (Nasdaq: LLEX) (formerly Recovery Energy, Inc.), and was a co-founder, Director, Executive Vice President and CFO of PowerSecure International, Inc. (NYSE: POWR; f/k/a Metretek Technologies, Inc.).

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Christine Bellino has joined the Company as Vice President of Risk, Process and Controls as of June 1, 2015. Christine brings more than 25 years of experience in multiple industries working with pre-IPO to Fortune 100 companies including Experis and Prudential Home Mortgage. She is an expert in implementing and managing Sarbanes-Oxley compliance programs, leading internal audits and providing support to enterprise strategy design and execution.

L. Heath Sampson, Chief Executive Officer of the Company commented “We are very pleased to have Hein as our independent auditor. The Company has made tremendous progress on our accounting review and Hein performed extensive due diligence on our progress before agreeing to become our independent auditor. In addition to having a proven and well regarded reputation, they bring an understanding of our industry and have a strong local presence. We are also excited to have Brad and Christine join the Company. They both bring extensive experience and expertise that will further strengthen the Company’s accounting and finance functions. With a committed independent audit firm and a strong team in place, we continue to work toward delivering current audited financial statements and becoming fully compliant with the Company's SEC periodic reporting requirements as expeditiously as possible.”

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Advanced Clean Energy Solutions, LLC (“ACES”) is a wholly owned subsidiary of ADES that is focused on supporting and improving the Company’s existing products and identifying, developing and commercializing new solutions to advance cleaner energy and to help our customers meet existing and future regulatory and business challenges. Building off the success of M-45™ and M-45-PC™ Technologies for Refined Coal, ACES is currently working to develop and commercialize new technologies to reduce a range of emissions associated with power generation and oil & gas production. ACES has assembled a strong team and follows a rigorous process focused on development and maximizing the return on investment.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the Company’s ability to deliver the audited financial statements and become fully compliance with SEC periodic reporting requirements, Mr. Gabbard’s continued service on the Company’s Board of Directors and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, loss of key personnel, time and resources required for the Company’s independent accounting firm to complete the re-audits and audits and risks relating to the substantial costs and diversion of personnel’s attention and resources due to the audits and re-audits and filing any required restatements and periodic reports and related litigation and other factors discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Graham Mattison
Vice President, Strategic Initiatives and Investor Relations
(720) 889-6206
graham.mattison@adaes.com